UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2005

MARRIOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13881	52-2055918
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10400 Fernwood Road, Bethesda, Maryland 20817

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (301) 380-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 3, 2005 Marriott International, Inc. (together with its subsidiaries, “we,” “our” or “Marriott”) entered into a multicurrency revolving credit agreement with Citibank, N.A., as administrative agent, and certain banks, which provides for borrowings of up to $2 billion, expires on June 6, 2010, and supports Marriott’s commercial paper program and letters of credit. The agreement became effective on June 6, 2005, at which time we cancelled two existing multicurrency credit agreements in the same aggregate amount which would otherwise have expired in 2006. As with the facilities it replaced, borrowings under this new facility bear interest at LIBOR plus a spread based on our public debt rating. With the exception of the 2010 expiration date, the material terms of the new credit agreement are the same as those of the replaced agreements. The foregoing description of the new credit agreement is qualified in its entirety by reference to the new credit agreement, which is filed as Exhibit 10 to this report, and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On June 6, 2005, Marriott terminated the following multicurrency revolving credit agreements with Citibank, N.A. as administrative agent and certain banks, replacing them with the single new agreement described above: (a) our $1.5 billion Credit Agreement dated July 31, 2001, as amended (filed as Exhibit 10 to our Form 10-Q/A for the fiscal quarter ended September 7, 2001, and Exhibit 10.1 (Amendment No. 1) to our Form 10-Q for the fiscal quarter ended September 6, 2002), and (b) our $500 million Credit Agreement dated as of August 5, 2003 (filed as Exhibit 10 to our Form 10-Q for the fiscal quarter ended September 12, 2003).

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits. The following exhibit is filed with this report:

Exhibit 10. U.S. $2,000,000,000 Credit Agreement dated as of June 3, 2005 with Citibank, N.A. as administrative agent and certain banks.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT INTERNATIONAL, INC.

Date:	June 8, 2005	By:	/s/ Carl T. Berquist
Carl T. Berquist
Executive Vice President, Financial Information and Enterprise Risk Management

EXHIBIT INDEX

Exhibit No.	Description

10	U.S. $2,000,000,000 Credit Agreement dated as of June 3, 2005 with Citibank, N.A. as administrative agent and certain banks.

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